Exhibit 99.1

Press Release

Rona Fairhead Appointed Chairman of Interactive Data Corporation

Bedford, Mass., September 21, 2007 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related services to financial institutions, active traders and individual investors, today announced that Rona Fairhead was appointed to chairman of the Company’s Board of Directors, effective immediately. Fairhead succeeds John Makinson, who has resigned from serving on Interactive Data’s Board of Directors.

Fairhead has served as one of five Pearson-affiliated directors on the Interactive Data Board of Directors since February 2007. She will also serve as chair of the Nominating and Corporate Governance Committee. Phil Hoffman, a director on the Interactive Data Board since February 2007, will replace Makinson as chair of the Compensation Committee. Makinson had been chairman of the Interactive Data Board since December 2002 and served as a member of the Company’s Board from February 2000 to October 2000.

John Makinson stated, “It was an honor to serve as chairman on Interactive Data’s Board for nearly five years. During that time, Interactive Data established itself as a trusted industry leader while creating significant value for customers, employees, business partners and shareholders in the process. Although I will miss working with Stuart and rest of his management team, Rona possesses the leadership skills and overall business and financial acumen to help guide the Company into its next phase of growth.”

Fairhead, 45, is currently chief executive officer of the Financial Times Group where she is responsible for overseeing the Financial Times, Pearson’s international business newspapers and financial magazines, as well as its interests in Interactive Data, FTSE, which is owned jointly with the London Stock Exchange, and The Economist Group. Fairhead joined Pearson in October 2001 as deputy finance director, became chief financial officer in June 2002 and was appointed chief executive of the Financial Times Group in June 2006. She serves on the Pearson board and is also a member of the Pearson management committee. She was appointed a non-executive director of HSBC Holdings plc in 2004.

“On behalf of the whole Board, I’d like to thank John for his service and significant contribution to Interactive Data’s success. It is a privilege for me to follow in his footsteps,” said Rona Fairhead. “The people of Interactive Data have always sought to provide their customers with robust, innovative solutions combined with excellent service. This approach has established the Company as a widely respected industry leader and has produced notable growth over the last several years. I look forward to helping the Company continue that success and become an ever-stronger force in the industry.”

Before joining Pearson, Fairhead was executive vice president, strategy and group financial control and a member of the Executive Board at ICI plc, the international specialty chemicals and paints company. Prior to her six years at ICI, she was a senior executive in the aerospace industry, working for Bombardier/Shorts Aerospace and British Aerospace. In her early career she worked for Bain & Co and Morgan Stanley. Fairhead has a law degree from Cambridge University and an MBA from Harvard Business School.

There are currently nine members of the Interactive Data Board. Interactive Data expects that a fifth Pearson-affiliated director will be appointed and announced in due course to bring the Board of Directors back to ten directors. Detailed biographies of each member of Interactive Data’s Board of Directors are available on the Company’s website at http://www.interactivedata.com/overview/board.htm.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing our plans to appoint and announce a new member of the Company’s Board of Directors. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (ii) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

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COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com